UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

     Date of report (Date of earliest event reported): September 12, 2005

NCO Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	0-21639	23-2858652

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

507 Prudential Road, Horsham, Pennsylvania	19044

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (215) 441-3000

Not Applicable

(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets

     On September 12, 2005, NCO Group, Inc. (“NCO”), through a subsidiary, acquired substantially all of the operating assets, including purchased portfolio assets, and assumed certain liabilities, of Risk Management Alternatives Parent Corp. and its subsidiaries (collectively, “RMA”). RMA was a provider of debt collection and accounts receivable management services. The acquisition was consummated under Sections 363 and 365 of the bankruptcy code.

     NCO paid approximately $118.9 million for the assets of RMA, subject to certain post-closing adjustments. NCO funded the purchase principally with financing from its revolving credit facility. The purchase price included approximately $51.0 million for RMA’s purchased portfolio assets, which was funded with $35.7 million of nonrecourse financing borrowed under NCO’s agreement with CFSC Capital Corp. XXXIV (“Cargill”). This nonrecourse financing is collateralized by the portfolio assets purchased from RMA. A copy of the Purchase Agreement related to the acquisition of RMA’s assets and amendments thereto are attached hereto as Exhibits 2.1, 2.2 and 2.3, and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

     Revolving Credit Facility Drawdowns

     On July 26, 2005, September 2, 2005 and September 12, 2005, in connection with the RMA asset acquisition and the acquisition of a company that specializes in purchasing accounts receivable in the healthcare and utility sectors, NCO borrowed an aggregate of $133 million (the “RCF Drawdowns”) under its $300 million revolving credit facility with Citizens Bank of Pennsylvania, for itself and as administrative agent for other participating lenders. As of the date hereof approximately $158 million was outstanding under this facility.

     As previously disclosed, on June 21, 2005, NCO amended and restated its credit facility. The amended and restated credit facility is structured as a $300 million revolving credit facility with an option to allow NCO to increase its borrowing capacity up to a maximum of $400 million, subject to obtaining commitments for the incremental capacity from existing or new lenders. The maturity date of the credit facility is June 18, 2010. Availability under the revolving credit facility is reduced by any undrawn letters of credit.

     At the option of NCO, borrowings under the facility bear interest at a rate equal to either Citizens Bank’s prime rate or the London InterBank Offered Rate (“LIBOR”) plus a margin ranging from 0.75 percent to 1.50 percent depending on NCO’s consolidated funded debt to earnings before interest, taxes, depreciation, and amortization (“EBITDA”) ratio. Additionally, NCO pays a fee on the unused availability under the facility ranging from 0.2 percent to 0.3 percent depending on NCO’s consolidated funded debt to EBITDA ratio. The aggregate amount of the RFC Drawdowns bears interest at a blended rate of 4.89%.

     Borrowings under the amended and restated credit agreement are secured by substantially all of the assets of NCO and its subsidiaries, and guaranteed by all of NCO’s subsidiaries, excluding in each case certain subsidiaries that own portfolios of purchased receivables and foreign subsidiaries. The amended and restated credit agreement contains financial and other covenants, such as maintaining net worth and funded debt to EBITDA requirements, and includes restrictions on, among other things, acquisitions, the incurrence of additional debt, investments, disposition of assets, and transactions with affiliates. If an event of default, such as failure to make required payments or comply with covenants, or change of control, were to occur under the amended and restated credit agreement, the lenders would be entitled to declare all amounts outstanding under the facility immediately due and payable.

     The foregoing does not constitute a complete summary of the terms of the amended and restated credit agreement and reference is made to the complete text of the agreement, a copy of which was filed as an exhibit to NCO’s Current Report on Form 8-K filed with the SEC on June 23, 2005.

     Nonrecourse Credit Facility Borrowing

     On September 12, 2005, in connection with the RMA asset acquisition, NCO borrowed $35.7 million (the “NRCF Borrowing”) under its nonrecourse credit facility with Cargill. Following the NRCF Borrowing, approximately $87 million was outstanding under this facility.

     As previously disclosed, on June 30, 2005 NCO amended and restated its nonrecourse credit agreement with Cargill. The new agreement provides that all purchases of accounts receivable by NCO with a purchase price in excess of $1.0 million are first offered to Cargill for financing at its discretion. If Cargill chooses to participate in the financing of a portfolio of accounts receivable, the financing may be structured, depending on the size and nature of the portfolio to be purchased, either as a borrowing arrangement, or under various equity sharing arrangements ranging from 25 percent to 50 percent equity provided by Cargill. Cargill will finance non-equity borrowing arrangements at 70 percent of the purchase price, unless otherwise negotiated, with floating interest at a rate equal to LIBOR plus 2.50 percent. As additional return, Cargill receives 28 percent of the residual cash flow, unless otherwise negotiated, which is defined as all cash collections after servicing fees, floating rate interest, repayment of the borrowing, and the initial investment by NCO, including interest.

     Borrowings under this nonrecourse credit facility, including the NRCF Borrowing, are due two years from the date of each respective loan. NCO may terminate the new agreement at any time after June 2007 for a cost of $250,000 for each remaining month under the new agreement. If the new agreement is terminated, the original agreement remains in effect and all borrowings are subject to those terms. For a description of the terms of the original agreement, see NCO’s Form 10-Q for the quarter ended June 30, 2005, which was previously filed with the SEC.

     This new agreement contains a collections performance requirement, among other covenants, that, if not met, provides for cross-collateralization with other portfolios financed through Cargill, in addition to other remedies.

     The foregoing does not constitute a complete summary of NCO’s agreements with Cargill and reference is made to the complete text of the agreements, copies of which will be filed as exhibits to NCO’s next quarterly filing under the Exchange Act.

Item 7.01.	Regulation FD Disclosure

     On September 12, 2005, NCO issued a press release announcing the acquisition of RMA’s assets, the purchase of a company that specializes in purchasing accounts receivable in the healthcare and utility sectors, and the fact that NCO has experienced a loss in revenue and an increase in costs related to the impact of Hurricane Katrina on its offices in the Gulf Coast region. NCO also announced that in conjunction with the integration of the RMA acquisition, NCO intends to take certain charges over the next two to three quarters. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

     On September 13, 2005, NCO issued a press release announcing that it has reached a final settlement with the SEC, concluding the SEC’s investigation of NCO and certain of its officers. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

     The Company disclaims any obligation to update the information in this Report as a result of new information, future events, or otherwise.

Item 9.01.	Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired

Any required financial statements will be filed as an amendment to this Form 8-K as soon as practicable, but not later than November 28, 2005.

(b)	Pro Forma Financial Information

Any required financial statements will be filed as an amendment to this Form 8-K as soon as practicable, but not later than November 28, 2005.

(c)	Exhibits

2.1	Purchase Agreement, dated as of July 6, 2005, by and among NCOP Capital Resource, LLC (“Purchaser”) and RMA and Risk Management Alternatives Holdings, Inc., Risk Management Alternatives International Limited, Resource Recovery Consultants, Inc., RMA Intermediate Holdings Corporation, RMA Management Services, Inc., Risk Management Alternatives International Corp. Canada, National Revenue Corporation, Risk Management Alternatives, Inc., Risk Management Alternatives Portfolio Services, LLC, RMA Holdings LLC, Purchased Paper LLC and Risk Management Alternatives Solutions LLC (collectively, the “Subsidiaries,” and RMA and the Subsidiaries are collectively referred to as the “Seller Parties”). (The schedules and exhibits to the Purchase Agreement are omitted pursuant to Item 601(b)(2) of Regulation S-K. NCO Group, Inc. agrees to furnish supplementally to the SEC, upon request, a copy of any omitted schedule or exhibit.)

2.2	First Amendment and Acknowledgement to Purchase Agreement, dated as of August 23, 2005, by and among Purchaser and Seller Parties. (The schedules and exhibits to the First Amendment and Acknowledgement to Purchase Agreement are omitted pursuant to Item 601(b)(2) of Regulation S-K. NCO Group, Inc. agrees to furnish supplementally to the SEC, upon request, a copy of any omitted schedule or exhibit.)

2.3	Second Amendment and Acknowledgement to Purchase Agreement, dated as of August 31, 2005, by and among Purchaser and Seller Parties. (The schedules and exhibits to the First Amendment and Acknowledgement to Purchase Agreement are omitted pursuant to Item 601(b)(2) of Regulation S-K. NCO Group, Inc. agrees to furnish supplementally to the SEC, upon request, a copy of any omitted schedule or exhibit.)

99.1	Press Release of NCO Group, Inc. dated September 12, 2005.

99.2	Press Release of NCO Group, Inc. dated September 13, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NCO GROUP, INC.

Date: September 16, 2005	By:	/s/ Steven L. Winokur Steven L. Winokur Executive Vice President and Chief Financial Officer